Rule 424(b)(3)
                                             Registration No. 333-42755


PRICING SUPPLEMENT NO. 21           TO PROSPECTUS DATED January 9, 1998
                                     (As supplemented January 12, 1998)


                          IBM CREDIT CORPORATION

                            MEDIUM-TERM NOTES
                           (Floating Rate Note)

                (Due from 9 months to 30 years from date of issue )

Designation:  Floating Rate         Original Issue Date:
 Medium-Term Notes Due              April 3, 1998
 April 5, 1999


Principal Amount:  $100,000,000     Maturity Date:
                                    April 5, 1999

Issue Price (as a percentage of     Regular Record Dates:
 Principal Amount):  100.00%        Twentieth calendar day, whether or not
                                    a Business Day, immediately preceding
                                    the corresponding Interest Payment
                                    Date.

Interest Rate Base: Weekly avg.
 3 month T-Bills as set in the
 Federal Reserve Board H.15 as
 reported on Telerate P.56

                                    Interest Determination Dates:

Spread: Plus 53.25 basis points     The Business Day next preceding each
                                    relevant Interest Reset Date and the
                                    Original Issue Date.

Initial Interest Rate: 5.7205%      Interest Reset Dates:
                                    Each Tuesday following the Original
                                    Issue Date. Rate cutoff date will be
                                    2 New York Business Days.



Commission or discount (as a        Interest Reset Period:
 percentage of Principal            Weekly
 Amount): 0%



Interest Payment Dates:
 Quarterly, pays the 3rd or next
 good business day of July,
 October, January and at maturity.


Redemption Provision: N/A          CUSIP: 449 22L 6B7




                                   Form: [X] Book-Entry
                                         [ ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


                                 INTEREST

     The Notes will bear interest at a rate reset on the Interest Reset
Dates specified above.  The interest rate in effect from the Original
Issue Date to the first Interest Reset Date with respect to the Notes will be the Initial Interest Rate. Thereafter, the interest rate per anum on the Notes for each Interest Reset Period will be determined as the T-Bill Rate plus a spread of 53.25 basis points.


     Interest on the Notes will be calculated based on the actual number of days elapsed over a year. The initial Calculation Agent with respect to the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York.
Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.




                           PLAN OF DISTRIBUTION

The Notes will be sold to Credit Suisse First Boston for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  April 1, 1998